Exhibit 99.1

Contacts:                    A. Vincent Siciliano, President and CEO

858-875-2005

James Burgess, EVP and Chief Financial Officer

858-875-2008

NEWS RELEASE

1st Pacific Bancorp Earns $447,200 or $0.09 per Share in First Quarter

Loan Portfolio Increases 22%, Deposits Climb 20% and Revenues Increase 19%

SAN DIEGO, CA —April 21, 2008 — 1st Pacific Bancorp (NASDAQ: FPBN), the holding company for 1st Pacific Bank of California, today reported strong loan and deposit growth, primarily through its acquisition of Landmark National Bank last year which contributed to first quarter profits.  The Company recorded first quarter net income of $447,200, or $0.09 per diluted share, compared with $672,400, or $0.16 per diluted share, in the first quarter a year ago despite the challenging economic environment, slumping housing market and continued compression on interest margins.  In connection with the July 2007 acquisition of Landmark, 1st Pacific issued 1 million shares resulting in a 21% increase in the number of average diluted shares outstanding compared to first quarter 2007.

“We began this year with a solid first quarter performance considering the economic climate,” stated Vincent Siciliano, president and chief executive.  “Year over year comparisons reflect our 2007 Landmark acquisition which has contributed to the bank’s growth and our first quarter profitability.  More importantly, our seasoned deposit and loan portfolios, capital base and reserves will enable us to weather the current decline in short-term interest rates and changes in the economy.  We will continue our focus on growing our franchise by building high-quality relationships with our customers.”

“San Diego County continues to be an attractive business environment with a large employment base, a diverse economy, well established infrastructure and a dynamic market.  The economic viability of the county is a great fit for our focus on commercial and industrial lending.  During the first quarter we opened a banking facility in downtown San Diego, which is an important market for us in terms of being recognized as a San Diego headquartered bank and the business opportunities there.  This gives us a branch network to facilitate our ongoing strategy of building the leading community business bank in our region,” Siciliano added.

First Quarter 2008 Financial Highlights

•                  Total revenue increased 19%.

•                  Net interest income before the provision for loan losses rose 18%.  Average earning assets were up 25%.

•                  Net interest margin was 4.60%, contracting 11 basis points from the fourth quarter of 2007 and 33 basis points from the first quarter of 2007.

•                  Loans structured to include rate floors helped mitigate a cumulative 200 basis point change in the federal funds rate from January through March 2008.

•                  Loans increased 22% to $342 million.

•                  Total deposits climbed 20% to $323 million.

•                  Assets rose 34% to $422 million over the past twelve months.

•                  The ratio of nonperforming assets as a percent of total assets declined to 1.01% from 1.34% in the fourth quarter of 2007. On a sequential quarter basis, nonperforming loans were reduced to $4.3 million from $5.6 million.

Review of Operations

Total revenue, consisting of net interest income and non-interest income, increased 19% to $4.7 million for the first quarter of 2008, compared to $3.9 million in the first quarter a year ago.

Net interest income before the provision for loan losses increased 18% to $4.4 million in the first quarter compared with $3.7 million in the first quarter a year ago.  Average earnings assets increased 25% year over year, primarily as a result of the Landmark acquisition.

“We have been able to mitigate changes in short-term interest rates on our net interest margin mainly because over half of our loans are structured to include rate floors.  Nonetheless, it is difficult to protect ourselves completely from the cumulative impact of a 200 basis point change in rates in a three-month period,” stated Jim Burgess, chief financial officer. “Given the recent cuts in the federal funds rate on January 22, January 30 and March 18, 2008 we proactively re-priced deposits to partially offset compression of our yield on earning assets.”  1st Pacific’s net interest margin was 4.60% for the first quarter of 2008 compared with 4.71% for the previous linked quarter and 4.93% for the first quarter a year ago.

Non-interest income for the first quarter increased 36% to $231,600 from $169,900 for the year-ago quarter.  The increase primarily reflects higher service charges and account fees, which increased nearly 89% from the year ago period.  In the first quarter a year ago 1st Pacific reported brokered loan fees and gain on loan sales totaling $47,800 whereas no such income was realized for this year’s first quarter.

Total non-interest expenses declined from $3.97 million in the fourth quarter of 2007 to $3.89 million in the first quarter of 2008.  This reduction in expenses was primarily attributable to a decrease in other non-interest expenses of $296,000 compared to the prior quarter as a result of diligent expense control efforts in the areas of marketing, HR and training, and administrative expenses as well as additional cost savings associated with the Landmark acquisition and nonrecurring costs in the fourth quarter of 2007 related to a robbery loss and various legal matters.  Although salary and benefits expenses increased $213,000, total FTEs only increased from 107 to 109 to fill vacant positions.  The increase is related to reduced loan production and related deferred costs in the first quarter of 2008, and increased employer payroll taxes.

Balance Sheet Performance

“Compared to the prior quarter, loan totals declined slightly, due to reductions in classified loans and commercial real estate,” said Siciliano.  “However, we are well positioned to capture ongoing growth opportunities going forward with our recent acquisition of Landmark, and our newest downtown San Diego branch.”  Total loans increased 22% to $342 million at the end of March 2008 from $280 million a year ago.

“We continue to actively manage our loan portfolio to reduce our exposure to areas such as construction and land development and we do not engage in residential mortgage lending, and consequently, have no sub-prime mortgages in our loan portfolio,” added Siciliano.  1st Pacific Bank continues to grow commercial loans and reduce its exposure to construction & land (C&L) loans.  Commercial loans account for 22% of total loans and C&L loans account for 36% of total loans.  Residential and commercial real estate account for 35% of total loans, small business administration loans make up 4% of total loans and consumer loans account for 3% of total loans.

“Asset quality remains an important focus for us and we place a strong emphasis on maintaining our credit standards,” said Burgess.  “We anticipate that the level of nonperforming assets will be manageable going forward primarily due to our strong underwriting and the fact that our portfolio is substantially within our market area, San Diego County.”  Nonperforming assets totaled $4.3 million, or 1.01% of total assets, at March 31, 2008, compared with $5.6 million, or 1.34% of total assets, at end of the preceding quarter and $6.3 million, or 1.5% of total assets at the end of September 2007.

Net loan charge-offs were $25,000 during the first quarter of 2008 and the allowance for loan losses was $4.5 million, or 1.31% of total loans, compared with $3.3 million, or 1.19%, in the first quarter of 2007.  The allowance for loans losses in the fourth quarter of 2007 was $4.5 million or 1.29% of total loans.

Deposits increased 20% to $323 million at March 31, 2008, compared to a year ago, reflecting a $53.9 million increase in the twelve months period.  The increase in deposits is primarily attributed to acquiring Landmark National Bank.  Total assets increased 34% to $422 million at March 31, 2008, representing a $107 million gain from year-ago levels of $316 million.

Shareholders’ equity for the quarter ended March 31, 2008, increased 70% year over year.  At March 31, 2008, shareholders’ equity was $45.4 million compared with $26.7 million at the end of March 2007.  The $18.7 million rise in equity primarily reflects the issuance of stock associated with the July 2007 acquisition of Landmark.  In connection with the acquisition, 1st Pacific paid $8.6 million in cash and issued 1.0 million shares of common stock, resulting in $15.9 million of additional equity.  The acquisition added $12.0 million to goodwill and other intangibles.  Tangible book value per share totaled $6.78 at March 31, 2008, versus $6.86 a year ago.

About 1st Pacific Bancorp

1st Pacific Bancorp is the holding company for 1st Pacific Bank of California, San Diego’s leading local business bank. The bank offers a full complement of business products and services to meet the financial needs of professional firms, small- to mid-sized businesses, their owners and the people who work there.  1st Pacific Bank has a total of eight banking offices located in San Diego County: one each in the University Towne Center area, the Tri-Cities area of Oceanside, Mission Valley, the Inland North County, El Cajon, La Jolla Village, Solana Beach and Downtown San Diego.  For additional information, visit the company’s website at www.1stpacbank.com.

Safe Harbor Statement. This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements.  Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices; levies and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors, including risk factors, referred to from time to time in filings made by 1st Pacific Bancorp with the Securities and Exchange Commission.  1st Pacific Bancorp undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

1st Pacific Bancorp

CONSOLIDATED BALANCE SHEETS

(Unaudited)

				Annual
	Mar 31, 2008	Dec 31, 2007	Mar 31, 2007	% Change
ASSETS
Cash and due from banks	$7,844,401	$6,397,189	$5,515,000	42%
Federal funds sold	12,255,000	11,160,000	17,375,000	-29%
Total cash and cash equivalents	20,099,401	17,557,189	22,890,000	-12%

Investment securities available for sale	35,802,333	23,746,429	8,780,059	308%
FRB, FHLB and other equity stock, at cost	4,076,150	3,184,200	2,110,100	93%

Construction & Land	122,976,822	125,661,143	109,903,840	12%
Residential & Comm’l RE	120,983,620	120,530,541	87,033,528	39%
SBA 7a & 504 Loans	12,264,495	15,880,428	19,619,738	-37%
Commercial Loans	75,998,781	77,581,769	58,478,979	30%
Other Consumer	10,015,265	10,164,841	4,995,707	100%
Total loans and leases	342,238,983	349,818,722	280,031,792	22%
Allowance for Loan Losses	(4,491,625)	(4,516,625)	(3,328,102)	35%
Total loans and leases, net	337,747,358	345,302,097	276,703,690	22%

Premises and Equipment, net	3,971,972	4,094,785	1,493,318	166%
Goodwill and Other Intangible Assets	11,857,184	11,906,536	0	NA
Accrued Interest and Other Assets	8,721,463	8,856,089	3,582,064	143%

Total Assets	$422,275,861	$414,647,325	$315,559,231	34%

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$69,899,856	$73,366,761	$48,261,279	45%
Interest bearing checking	18,257,780	16,344,597	13,605,014	34%
Savings and Money Market	101,054,383	98,639,209	90,389,640	12%
Time Deposits	133,465,164	157,011,040	116,536,936	15%
Total Deposits	322,677,183	345,361,607	268,792,869	20%

Subordinated Debentures	10,155,000	10,155,000	5,000,000	103%
Other borrowed money	40,000,000	10,000,000	14,000,000	186%
Accrued interest and other liabilities	4,029,325	4,156,771	1,061,195	280%
Total liabilities	376,861,508	369,673,378	288,854,064	30%

Shareholders’ Equity:
Common stock and additional paid-in capital	37,474,372	37,378,697	20,813,728	80%
Retained Earnings	8,096,256	7,649,040	5,856,291	38%
Accumulated other comprehensive income(loss)	(156,275)	(53,790)	35,148	-545%
Total shareholders’ equity	45,414,353	44,973,947	26,705,167	70%

Total liabilities and shareholders’ equity	$422,275,861	$414,647,325	$315,559,231	34%

1st Pacific Bancorp

CONSOLIDATED REPORTS OF INCOME - QUARTERLY

(Unaudited)

	Mar 31, 2008	Dec 31, 2007	Sept 30, 2007	Jun 30, 2007	Mar 31, 2007
INTEREST INCOME
Loans, including fees	6,710,716	$7,273,105	$7,710,800	$6,187,879	$6,069,825
Investment securities	363,169	355,652	318,829	144,061	132,512
Federal funds sold	145,101	281,867	244,431	237,155	245,311
Total interest income	7,218,986	7,910,624	8,274,060	6,569,095	6,447,648

INTEREST EXPENSE
Deposits	2,506,594	2,909,219	3,040,899	2,382,268	2,415,049
Subordinated debt and other borrowings	290,515	297,920	200,810	419,089	295,108
Total interest expense	2,797,109	3,207,139	3,241,709	2,801,357	2,710,157

Net Interest Income	4,421,877	4,703,485	5,032,351	3,767,738	3,737,491

Provision for Loan Losses	0	150,000	37,000	74,000	77,000
Net interest income after provision for loan losses	4,421,877	4,553,485	4,995,351	3,693,738	3,660,491

NON INTEREST INCOME
Service charges, fees and other income	231,589	185,624	177,618	95,911	122,102
Brokered loan fees and gains on loan sales	0	0	0	80,493	47,790
Total non interest income	231,589	185,624	177,618	176,404	169,892

NON INTEREST EXPENSE
Salaries and benefits	2,276,656	2,063,900	2,181,582	1,584,469	1,629,765
Occupancy and equipment	746,971	747,683	787,989	401,672	400,173
Other expense	862,123	1,158,180	1,029,544	752,336	664,328
Total non interest expense	3,885,750	3,969,763	3,999,115	2,738,477	2,694,266

Income before income tax expense	767,716	769,346	1,173,854	1,131,665	1,136,117

Income tax expense	320,500	326,269	488,629	467,219	463,684

Net Income	$447,216	$443,077	$685,225	$664,446	$672,433

Basic earnings per share	$0.09	$0.09	$0.14	$0.17	$0.17
Diluted earnings per share	$0.09	$0.09	$0.13	$0.16	$0.16
Average shares outstanding	4,947,106	4,920,795	4,910,354	3,899,132	3,890,484
Average diluted shares outstanding	5,125,317	5,163,053	5,212,129	4,233,262	4,228,740

1st Pacific Bancorp

First Quarter 2008 Results

(Unaudited)

	Quarterly
	2008	2007	2007	2007	2007
(dollars in thousands except per share data)	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr

EARNINGS
Net interest income	$4,422	4,703	5,032	3,768	3,737
Provision for loan losses	$0	150	37	74	77
NonInterest income	$232	186	178	176	170
NonInterest expense	$3,886	3,970	3,999	2,738	2,694
Net income	$447	443	685	664	672
Basic earnings per share	$0.09	0.09	0.14	0.17	0.17
Diluted earnings per share	$0.09	0.09	0.13	0.16	0.16
Average shares outstanding	4,947,106	4,920,795	4,910,354	3,899,132	3,890,484
Average diluted shares outstanding	5,125,317	5,163,053	5,212,129	4,233,262	4,228,740

PERFORMANCE RATIOS
Return on average assets	0.44%	0.42%	0.66%	0.83%	0.87%
Return on average common equity	3.94%	3.91%	6.20%	9.84%	10.36%
Net interest margin (fully tax-equivalent)	4.60%	4.71%	5.03%	4.80%	4.93%
Efficiency ratio	83.50%	81.20%	76.76%	69.43%	68.95%

CAPITAL
Tangible equity to assets	8.18%	8.21%	7.88%	8.80%	8.46%
Tangible book value per share	$6.78	6.69	6.56	7.04	6.86

ASSET QUALITY
Net loan charge-offs (recoveries)	$25	98	(0)	(0)	(0)
Allowance for loan losses	$4,492	4,517	4,465	3,402	3,328
Allowance for losses to total loans	1.31%	1.29%	1.28%	1.21%	1.19%
Nonperforming loans	$4,255	5,554	6,336	4,724	0
Other real estate owned	$0	0	0	0	0
Nonperforming assets to total assets	1.01%	1.34%	1.50%	1.51%	0.00%

END OF PERIOD BALANCES
Total Loans	$342,239	349,819	350,128	282,249	280,032
Total assets	$422,276	414,647	421,184	312,129	315,559
Deposits	$322,677	345,362	352,158	273,150	268,793
Shareholders’ equity	$45,414	44,974	44,302	27,474	26,705
Full-time equivalent employees	109	107	101	77	71

AVERAGE BALANCES
Total Loans	$341,070	345,918	352,384	285,352	277,367
Earning Assets	$385,470	396,221	397,059	314,564	307,220
Total assets	$411,966	423,198	412,800	321,626	314,849
Deposits	$338,375	352,717	354,492	264,022	266,117
Shareholders’ equity	$45,489	44,905	43,840	27,090	26,321

Note: Transmitted on PrimeNewswire on April 21, at 01:00  p.m. Pacific Daylight Time.